[MAXWELL SHOE COMPANY LOGO]            NEWS RELEASE

Company Contact:	Richard J. Bakos
Chief Financial Officer
Maxwell Shoe Company
(617) 333-4007

FOR IMMEDIATE RELEASE

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 222-9013

MAXWELL SHOE COMPANY ANNOUNCES FOURTH QUARTER AND FISCAL 2003

FINANCIAL RESULTS

Company Reports Record Sales and Earnings for 2003; Exceeding Expectations

Fourth Quarter Operating Income Rises 31.6%

Hyde Park, Mass.—December 19, 2003 - Maxwell Shoe Company Inc., (NASDAQ: MAXS), today announced financial results for the fourth quarter and fiscal year ended October 31, 2003.

In the Fourth Quarter:

•	Net sales totaled $65.1 million compared to $65.0 million in 2002;
•	Operating income increased by 31.6% to $7.5 million, or 11.5% of net sales, compared to $5.7 million, or 8.7% of net sales in 2002;
•	Net income grew by 16.7% to $4.8 million, or 7.4% of net sales, versus $4.1 million, or 6.3% of net sales in 2002; and
•	Diluted earnings per share increased by 14.8% to $0.31 compared to $0.27 in 2002.

For Fiscal 2003:

•	Net sales rose by 10.1% to $225.0 million compared to $204.4 million in 2002;
•	Operating income increased by 25.5% to $22.9 million, or 10.2% of net sales compared to $18.2 million, or 8.9% of net sales, in 2002;
•	Net income grew by 12.9% to $15.0 million, or 6.7% of net sales compared to $13.3 million, or 6.5% of net sales in 2002; and
•	Diluted earnings per share increased by 10.1% to $0.98 compared to $0.89 in 2002.

“Fiscal 2003 marked the best year in the Company’s history,” stated Mark Cocozza, Chairman and Chief Executive Officer, Maxwell Shoe Company. “Our successful strategies enabled us to report better-than-expected results, including record sales and earnings for both the fourth quarter and fiscal year. We are particularly pleased with the double-digit sales gains we achieved in our moderate brands, most notably our Mootsies Tootsies and Dockers brands this year. Importantly, we achieved balanced growth with each of our brands contributing to our 10% annual sales increase. We are delighted to have exceeded our profit goals, including a 130 basis point increase in operating margin while continuing to strengthen our balance sheet. This validates the significance of our branded footwear strategy and strong execution skills.”

Gross profit in the fourth quarter rose by 9.4% to $17.4 million, or 26.7% of net sales, compared to $15.9 million, or 24.4% of net sales, in the fourth quarter of 2002. The 230 basis point improvement in gross profit margin resulted from higher product margins due to improved sell through rates at retail. Operating expenses declined by $0.3 million to $9.9 million, or 15.2% of net sales compared to $10.2 million, or 15.7% of net sales, in the fourth quarter of 2002. The 50 basis point improvement in operating expenses, as a percent of net sales resulted from increased efficiencies and disciplined expense management. Higher gross margins and lower expenses enabled operating income to rise by 31.6% to $7.5 million, or 11.5% of net sales, compared to $5.7 million, or 8.7% of net sales in the prior year’s quarter.

Fiscal year gross profit rose by 11.4% to $60.2 million, or 26.8% of net sales, compared to $54.0 million, or 26.4% of sales, in fiscal 2002. Operating expenses totaled $37.3 million and improved by 90 basis points to 16.6% of net sales from $35.8 million, or 17.5% of net sales, in fiscal 2002. Operating income reached $22.9 million, or 10.2% of net sales, increasing 25.5% from $18.2 million, or 8.9% of net sales in 2002.

The Company’s balance sheet continued to strengthen. At year-end, cash totaled $97.1 million, rising $26.6 million from $70.5 million at October 31, 2002. Inventory declined by 22.3% to $14.2 million from $18.3 million at October 31, 2002. Working capital increased by $19.6 million to $143.7 million from $124.1 million at October 31, 2002.

Mr. Cocozza added: “We are excited to build upon the positive momentum we have achieved in 2003. Our brands performed well in their market segments, affording us with added growth opportunities such as in product line extensions and further expansion at retail. The best indicator of our future performance is our year-end backlog, which is up 9% and includes increases for each of our brands. Going forward, we believe our current success along with our proven track record for integrating and growing brands, efficient infrastructure and strong cash flow positions us well in 2004 and beyond.”

Mr. Cocozza continued: “With regard to guidance, we currently estimate fiscal 2004 sales in the range of $235 million to $240 million compared to $225.0 million in fiscal 2003. Fiscal 2004 diluted earnings per share is currently estimated in the range of $1.02 to $1.06 compared to $0.98 in fiscal 2003.

Interested stockholders and other persons are invited to listen to the fourth quarter earnings conference call scheduled for Friday, December 19, 2003 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet at http://www.viavid.com. An online archive will be available immediately following the call and will be accessible until December 26, 2003.

Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company’s brands include AK ANNE KLEIN®, DOCKERS®FOOTWEAR FOR WOMEN, J. G. HOOK, JOAN & DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preference, inability to successfully design, develop or market its footwear brands, the inability to successfully re-introduce the Joan & David brand into the market, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by the Company to source its products due to political or economic factors, potential disruption in supply chain or customer purchasing habits due to health concerns relating to severe acute respiratory syndrome or other related illnesses; the imposition of trade or duty restrictions or work stoppages of transportation or other workers who handle or manufacture the Company’s goods. The information contained in the press release was accurate only as of the date issued. Investors should not assume that the statements made in this document remain operative at a later time. Maxwell Shoe Company undertakes no obligation to update any information appearing in this release. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

(tables to follow)

MAXWELL SHOE COMPANY INC.

STATEMENTS OF INCOME

(Unaudited–In Thousands except per share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2003	2002	2003	2002
Net sales	$65,134	$65,042	$225,012	$204,363
Cost of sales	47,747	49,142	164,816	150,344

Gross profit	17,387	15,900	60,196	54,019
Operating expenses:
Selling	4,457	4,854	17,039	16,228
General and administrative	5,470	5,379	20,299	19,579

	9,927	10,233	37,338	35,807

Operating income	7,460	5,667	22,858	18,212
Other income
Interest income, net	(222)	(214)	(938)	(909)
Other income, net	(41)	(115)	(337)	(313)

	(263)	(329)	(1,275)	(1,222)

Income before income taxes	7,723	5,996	24,133	19,434
Income taxes	2,927	1,887	9,164	6,176

Net income	$4,796	$4,109	$14,969	$13,258

Net income per share
Basic	$0.32	$0.28	$1.02	$0.95
Diluted	$0.31	$0.27	$0.98	$0.89
Shares used to compute net income per share:
Basic	14,821	14,428	14,729	13,954
Diluted	15,406	15,054	15,231	14,874

MAXWELL SHOE COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited–In Thousands)

	October 31,
ASSETS	2003	2002
Current assets:
Cash and cash equivalents	$97,063	$70,518
Accounts receivable, trade (net of allowance for doubtful accounts and discounts of $973 in 2003 and $955 in 2002)	42,411	40,729
Inventory, net	14,227	18,311
Prepaid expenses	601	596
Prepaid income taxes	—	1,721
Deferred income taxes	1,648	1,469

Total current assets	155,950	133,344
Property and equipment, net	2,609	3,928
Trademarks, net	14,462	14,462
Other assets	1	15

	$173,022	$151,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,462	$724
Accrued expenses	9,507	8,512
Accrued income taxes	1,274	—

Total current liabilities	12,243	9,236
Long-term deferred income taxes	2,448	1,939
Stockholders’ equity:
Class A common stock, par value $.01, 30,000 shares authorized, 14,821 shares outstanding in 2003, 14,517 shares outstanding in 2002	148	145
Additional paid-in capital	52,845	50,609
Deferred compensation	(417)	(966)
Retained earnings	105,755	90,786

Total stockholders’ equity	158,331	140,574

	$173,022	$151,749

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